EXHIBIT 10.12

CASH COMPENSATION ARRANGEMENTS WITH NON EMPLOYEE DIRECTORS

Annual Retainer*:

Board Members	$25,000
Chairman of the Board (additional)	$15,000
Audit Committee Chairperson (additional)	$7,500
Compensation Committee Chairperson (additional)	$5,000
Corporate Governance and Nominating Committee Chairperson (additional)	$5,000

*  Paid quarterly in arrears.

Meeting Fees:

Board of Directors
Annual offsite regular meeting	$2,500
Regular meeting	$1,000
Special (telephonic)	$500

Audit Committee
Regular meeting	$2,500
Special (in person)	$1,000
Special (telephonic)	$750

Compensation Committee
Regular meeting	$2,000
Special	$750

Corporate Governance and Nominating Committee
Regular meeting	$2,000
Special	$750